Exhibit 99.1

UPC Holding B.V.

UPC Holding Reports Selected Second Quarter 2010 Results

Amsterdam, the Netherlands — August 4, 2010: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three and six months ended June 30, 2010. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of August 2010.

Financial and operating highlights for the quarter ended June 30, 2010 (“Q2”) as compared to the results for the same period last year (unless noted) include:(1)

•                  Organic RGU(2) additions increased by 113% to 68,000 in Q2 2010

•                  Digital cable base approaching 3.6 million RGUs with digital penetration surpassing the 40% level

•                  Approximately 9 million two-way European homes are EuroDOCSIS 3.0-marketable

•                  Generated revenue of €924 million and operating cash flow (“OCF”)(3) of €432 million

•                  Represents reported revenue and OCF growth of 7% and 4%, respectively

•                  Operating income increased 240% to €178 million

•                  Capital expenditures as a percentage of revenue decreased by 300 basis points to 22.3% of revenue

Financial Results

For the three and six months ended June 30, 2010, our consolidated revenue increased 7% to €924 million and 6% to €1.82 billion, respectively, as compared to the prior year periods. This year-over-year growth was driven by a combination of favorable foreign currency (“FX”) movements of our non-functional currencies relative to the Euro, including strengthening of the Chilean, Polish and Swiss currencies, and organic growth. In terms of rebased(4) growth, after adjusting for FX movements and acquisitions, we realized 3% and 2% revenue growth in the three and six months ended June 30, 2010, respectively, as each of our three core services (broadband internet, telephony and video) exhibited growth on a year-over-year basis.

In terms of Q2 rebased revenue growth, our European operations (“UPC Europe”) achieved rebased growth of 2%, as compared to the corresponding prior year period. We continue to build upon the positive top-line momentum that we experienced in Q1 2010, as UPC Europe achieved its fourth consecutive quarter of higher rebased revenue growth. A key driver of this improved growth over the 2009 comparable period has been our Dutch operation. Benefitting from three strong quarters of subscriber additions, the Netherlands delivered 6% rebased growth, its best quarter since Q2 2007. Additionally, our Chilean operation (“VTR”), rebounded from flat year-over-year growth in Q1 with 4% rebased revenue growth in Q2. Similar to the first quarter, our rebased revenue growth continues to be adversely impacted by competitive challenges in certain of our operations in Central and Eastern Europe (“CEE”), particularly in Hungary. However, supported by strong rebased revenue growth in Poland of 10% in Q2, we experienced flat year-over-year rebased revenue growth in our total CEE segment.

Reported operating cash flow increased to €432 million and €855 million for the three and six months ended June 30, 2010, respectively, reflecting year-over-year growth rates of 4% and 5%, respectively. These improvements were predominantly driven by favorable FX movements. Adjusting for FX and acquisition effects, our rebased OCF, as compared to the respective prior year period, was flat for Q2 and up 1% for the six-month period ending

June 30, 2010. For rebased OCF growth in the second quarter, key performers on a regional basis included our operation in Chile which achieved 7% rebased OCF growth, and our Western European operations, which posted rebased OCF growth of 1%.

For Western Europe, our modest Q2 result was attributable to the Netherlands, our largest market, which delivered rebased OCF growth of 7%. Offsetting growth in Western Europe and Chile, we realized negative 4% year-over-year rebased growth in our CEE operations, largely as a result of our CEE DTH and Hungarian and Romanian cable operations. The decline in the OCF of our CEE DTH operations is partially attributable to costs incurred in connection with the centralization of these operations in Luxembourg.

For the three and six months ended June 30, 2010, we reported OCF margins(5) of 46.8% and 47.0%, respectively, reflecting margin declines of 130 and 60 basis points, respectively, over the comparable 2009 periods. For the three- and six-month 2010 periods, we experienced margin declines in both our Western European and CEE operations. The year-over-year margin decline during the second quarter is largely attributable to slightly lower gross margins along with higher selling and advertising costs. On the other hand, we realized year-over-year OCF margin improvement in Chile for the three and six months ended June 30, 2010 due in part to more favorable FX movements impacting our U.S. dollar denominated programming costs. Sequentially, our Chilean operation attained an OCF margin of 41.7% in Q2 2010, as compared to 38.6% in Q1 2010, illustrating our recovery from the February earthquake.

Subscriber Statistics(6)

At June 30, 2010, we provided our 10.0 million customers a total of 16.2 million services, consisting of 9.2 million video, 4.1 million broadband internet, and 2.8 million telephony RGUs. Of our total customer base, 40% subscribe to more than one product, representing a bundling ratio of 1.62 products per customer. Our Q2 bundling ratio has increased 5%, as compared to our Q2 2009 bundling ratio of 1.55.

For the second quarter of 2010, we reported RGU additions of 68,000, up 113% over our 32,000 additions in Q2 2009. Geographically, our Western European and Chilean operations reported 65,000 and 27,000 subscriber additions, respectively, while our CEE operations realized a loss of 24,000 RGUs for the period. Our strong Q2 subscriber performance in Western Europe was driven by the Netherlands, which added 38,000 RGUs. Additionally, Chile’s performance in the second quarter reflected significant improvement over its earthquake- impacted first quarter, with organic Q2 net additions exceeding the corresponding Q1 amount by 22,000 RGUs. Our total subscriber additions were hampered by Romania, which lost 54,000 RGUs in Q2 2010, as compared to a loss of 1,000 in the prior year quarter. If we were to exclude our net RGU loss in Romania, we would have reported RGU additions of 122,000, representing a nearly four-fold improvement from the comparable amount in Q2 2009.

By product, our 68,000 additions for the second quarter were comprised of 83,000 broadband internet and 65,000 telephony subscriber additions that were partially offset by a video loss of 81,000 RGUs. On a year-over-year basis, we realized net add improvement of 30% for our broadband internet business, while voice growth remained stable. Similar to our Q1 2010 results, our broadband internet and telephony additions were due largely to sales of our “Fiber Power” data products and demand for our bundled offers. Specifically, the momentum we have experienced in the Netherlands continued during Q2, as our Dutch operation added 49,000 combined broadband internet and telephony RGUs, as compared to 8,000 broadband internet and telephony RGUs for the same 2009 period. As we approach the fall selling season, we anticipate that our attractively positioned bundles and the ability to deliver next-generation broadband speeds to over 70% of our European two-way footprint will result in strong take-up of our broadband internet and telephony products in the second half of the year, especially in Q4.

In the second quarter of 2010, we realized a video subscriber loss of 81,000, which compares to a loss of 98,000 video subscribers for the respective prior year period. The primary contributor to our Q2 loss was our Romanian operation, which lost 41,000 video subscribers in Q2 2010, as compared to 15,000 in Q2 2009. This principally reflects analog churn associated with the expiration of customer loyalty contracts. Excluding Romania in both Q2 periods, our video subscriber loss would have improved by more than 50%, from 83,000 in Q2 2009 to 40,000 in Q2 2010.

For the eleventh straight quarter, digital cable was our strongest-growing product. We added 175,000 digital cable subscribers in the three months ended June 30, 2010. In volume terms, our operations in the Netherlands, Poland, Chile and Hungary collectively added 115,000 digital cable subscribers or approximately two-thirds of our total additions in Q2 2010. During Q2, our consolidated digital penetration(7) crossed the 40% threshold, up from 32% at Q2 2009. Of our 3.6 million digital cable subscriber base, approximately 40% subscribe to a DVR and/or an HD(8) product. A key development in the second quarter was our acceleration in HD growth, as approximately 185,000 customers added an HD or HD/DVR service to their digital package. This represents growth of over 170% as compared to our average uptake of HD subscriptions over the last three quarters. Driving this momentum was a combination of customer demand to view the recent World Cup matches in HD quality, and the continued expansion of broadcast and on-demand HD content.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	June 30,	March 31,
	2010	2010
	in millions
UPC Broadband Holding Bank Facility	€6,059.2	€5,884.6
UPCB Finance Limited 7.625% Senior Secured Notes due 2020(9)	495.8	495.7
UPC Holding 7.75% Senior Notes due 2014	384.6	384.6
UPC Holding 8.63% Senior Notes due 2014	230.9	230.9
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	374.9	374.4
UPC Holding 9.875% Senior Notes due 2018	303.5	274.6
Other debt, including capital lease obligations	24.3	28.2
Total third-party debt	€8,173.2	€7,973.0

Cash and cash equivalents	€210.7	€135.1

At June 30, 2010, we reported €8.2 billion of third-party debt and €211 million of cash and cash equivalents. As compared to March 31, 2010, our third-party debt increased by €200 million, due largely to the FX impact associated with our U.S. dollar-denominated debt, as a result of the euro weakening relative to the U.S. dollar during the second quarter.

During Q2 2010, we continued to actively manage our balance sheet as we extended approximately €880 million of maturities at the UPC Broadband Holding Bank Facility, bringing our year-to-date total to €1.3 billion. At June 30, 2010, less than 1% of our third-party debt is scheduled to mature by year-end 2012 and 80% of our third-party debt is due in 2015 and beyond. In addition at Q2 2010, we estimate that, on a fully swapped basis, our debt borrowing cost(10) was approximately 8.4%.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”). As of June 30, 2010, UPC Broadband Holding had maximum undrawn commitments under Facilities L, Q and W of the UPC Broadband Holding Bank Facility of €796 million, of which we estimate that approximately €170 million will be available upon completion of our second quarter compliance reporting requirements.

Similarly, based on the results for June 30, 2010 and subject to the completion of second quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.83x,(11) and (ii) the ratio of Total

Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.78x.(11)

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at June 30, 2010:

		As of June 30, 2010
Facility	Final maturity	Interest rate	Facility amount(12)	Unused borrowing capacity	Carrying value(13)
			in millions

Facility L	July 3, 2012	E + 2.25%	€129.7	€129.7	€—
Facility M(14)	Dec. 31, 2014	E + 2.00%	€566.6	—	566.6
Facility N(14)	Dec. 31, 2014	L + 1.75%	$357.2	—	291.4
Facility O(15)	July 31, 2013	SR + 2.75%	HUF 5,962.5 / PLN 115.1	—	48.8
Facility P	Sept. 2, 2013	L + 2.75%	$188.6	—	153.9
Facility Q(16)	July 31, 2014	E + 2.75%	€422.0	422.0	—
Facility R(16)	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S(17)	Dec. 31, 2016	E + 3.75%	€1,740.0	—	1,740.0
Facility T(17)	Dec. 31, 2016	L + 3.50%	$1,071.5	—	866.2
Facility U(18)	Dec. 31, 2017	E + 4.00%	€1,250.8	—	1,250.8
Facility V(19)	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W(20)	Mar. 31, 2015	E + 3.00%	€244.1	244.1	—
Facility X(18)	Dec. 31, 2017	L + 3.50%	$1,042.8	—	850.8
Elimination of Facility V in consolidation			€(500.0)	—	(500.0)
Total				€795.8	€6,059.2

Subsequent to June 30, 2010, we increased the size of Facility W by €25 million, such that total third-party commitments now total €269 million.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of June 30, 2010, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability and ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, any lingering impact from the Chilean earthquake, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for our Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its June 30, 2010 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited condensed consolidated financial statements prior to the end of August 2010, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202
K.C. Dolan	+1 303.220.6686

(1)   UPC Slovenia was sold on July 15, 2009 and thus, its results of operations, subscriber metrics and cash flows have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations. Additionally, a common control transfer occurred during the fourth quarter of 2009 (the “Q4 2009 Common Control Transfer”), which involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. All amounts presented for periods prior to this transfer have been recast to give retroactive effect to this transaction.

(2)   Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis.

(3)   Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

(4)   For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. Please see page 7 for supplemental information.

(5)   OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(6)   All quarterly subscriber/RGU additions or losses refer to organic changes, unless otherwise noted.

(7)   Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(8)   DVR, HD and VoD refer to digital video recorder, high definition and video-on-demand, respectively.

(9)   UPCB Finance is a special purpose financing company created for the primary purpose of issuing the UPCB Senior Secured Notes and is owned 100% by a charitable trust. UPCB Finance used the proceeds from the UPCB Senior Secured Notes to fund Facility V under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (“UPC Financing”), our direct subsidiary, as the borrower. UPCB Finance is dependent on payments from UPC Financing under Facility V in order to service its payment obligations under the UPCB Senior Secured Notes. As such, UPCB Finance is a variable interest entity and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate UPCB Finance. Accordingly, the amounts outstanding under Facility V eliminate within our condensed consolidated financial statements.

(10) Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(11) Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(12) Amounts represent total third-party commitments at June 30, 2010 without giving effect to the impact of discounts. Certain of the originally committed amounts under the Facilities L, M, N and P have been novated to UPC Broadband Operations, and accordingly, such amounts are not included in the table.

(13) The Facility T amount includes the impact of discounts.

(14) The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

(15) SR refers to the specified percentage rate per annum determined by the Polish Association of Banking Dealers — Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.

(16) The final maturity dates for Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively, and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

(17) The final maturity date for Facilities S and T are the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

(18) The final maturity date for Facility U and Facility X is the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

(19) The amount outstanding under Facility V is eliminated through the consolidation of UPCB Finance within our condensed consolidated financial statements. Pursuant to the Facility V accession agreement, the call provisions, maturity and applicable interest rates for Facility V are the same as those of the UPCB Finance Senior Secured Notes.

(20) The final maturity date for Facility W is the earlier of (i) March 31, 2015 and (ii) October 17, 2013, the date falling 90 days prior to the date on which our Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

Revenue and Operating Cash Flow

The following tables present preliminary revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2010, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications and/or DTH services, including video, voice and broadband internet services. Certain segments also provide business-to-business services. At June 30, 2010, our operating segments in UPC Europe division provided services in nine European countries. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. VTR provides broadband communications services in Chile.

During the first quarter of 2010, we initiated the process of centralizing UPC Europe’s DTH operations into a Luxembourg-based organization and began reporting the DTH operations under a centralized management structure within UPC Europe’s Central and Eastern Europe reportable segment. Previously, these operations, which provide DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, were managed by the respective local management in these countries with support from UPC Europe’s central operations, and accordingly, were previously included in the results of UPC Europe’s Central and Eastern Europe and central operations segments. As a result of this change, the DTH operating results that were previously reported in UPC Europe’s central operations are now reported within UPC Europe’s Central and Eastern Europe segment.

Segment information for all periods presented has been restated to reflect the above-described change, give effect to the Q4 2009 Common Control Transfer (as discussed in note 1 on page 5) and present UPC Slovenia as a discontinued operation. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three and six months ended June 30, 2009 to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2009 at the applicable average exchange rates that were used to translate our 2010 results. The acquired entity that has been included in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2009 is one small acquisition in Europe. We have reflected the revenue and OCF of this acquired entity in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entity and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired business during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of this entity on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2009 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2009 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s June 30, 2010 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects (FX), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	€	%	%	Rebased %
		in millions
UPC Europe:
The Netherlands	€215.5	€203.6	€11.9	5.8	5.8	—
Switzerland	197.0	182.4	14.6	8.0	0.5	—
Other Western Europe	153.0	148.7	4.3	2.9	2.9	—
Total Western Europe	565.5	534.7	30.8	5.8	3.2	3.2
Central and Eastern Europe	207.8	198.7	9.1	4.6	(0.2)	0.0
Central operations	0.3	(0.1)	0.4	N.M.	N.M.	—
Total UPC Europe	773.6	733.3	40.3	5.5	2.3	2.3
VTR (Chile)	150.5	126.8	23.7	18.7	3.9	3.9
Total	€924.1	€860.1	€64.0	7.4	2.6	2.6

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	€	%	%	Rebased %
		in millions
UPC Europe:
The Netherlands	€428.9	€408.1	€20.8	5.1	5.1	—
Switzerland	385.0	364.9	20.1	5.5	0.6	—
Other Western Europe	307.7	297.6	10.1	3.4	3.4	—
Total Western Europe	1,121.6	1,070.6	51.0	4.8	3.1	3.1
Central and Eastern Europe	414.5	393.3	21.2	5.4	(0.9)	(0.9)
Central operations	0.5	(0.6)	1.1	N.M.	N.M.	—
Total UPC Europe	1,536.6	1,463.3	73.3	5.0	2.1	2.0
VTR (Chile)	282.0	246.2	35.8	14.5	1.9	1.9
Total	€1,818.6	€1,709.5	€109.1	6.4	2.1	2.0

N.M. — Not Meaningful

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	€	%	%	Rebased %
		in millions
UPC Europe:
The Netherlands	€125.3	€116.9	€8.4	7.2	7.2	—
Switzerland	105.8	101.8	4.0	3.9	(3.3)	—
Other Western Europe	68.0	69.3	(1.3)	(1.9)	(1.9)	—
Total Western Europe	299.1	288.0	11.1	3.9	1.3	1.2
Central and Eastern Europe	100.8	99.6	1.2	1.2	(3.7)	(3.5)
Central operations	(30.4)	(25.3)	(5.1)	(20.2)	(19.7)	—
Total UPC Europe	369.5	362.3	7.2	2.0	(1.4)	(1.4)
VTR (Chile)	62.8	51.5	11.3	21.9	6.8	6.8
Total	€432.3	€413.8	€18.5	4.5	(0.3)	(0.3)

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	€	%	%	Rebased %
		in millions
UPC Europe:
The Netherlands	€247.5	€233.9	€13.6	5.8	5.8	—
Switzerland	208.4	201.9	6.5	3.2	(1.5)	—
Other Western Europe	139.1	137.2	1.9	1.4	1.4	—
Total Western Europe	595.0	573.0	22.0	3.8	2.2	2.1
Central and Eastern Europe	203.6	199.1	4.5	2.3	(4.2)	(4.1)
Central operations	(56.9)	(57.0)	0.1	0.2	0.2	—
Total UPC Europe	741.7	715.1	26.6	3.7	0.6	0.5
VTR (Chile)	113.5	98.5	15.0	15.2	2.3	2.3
Total	€855.2	€813.6	€41.6	5.1	0.8	0.7

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions
Total segment operating cash flow	€432.3	€413.8	€855.2	€813.6
Stock-based compensation expense	(5.8)	(5.8)	(10.5)	(4.8)
Depreciation and amortization	(244.8)	(263.9)	(490.7)	(524.7)
Related-party fees and allocations, net	0.2	(5.9)	(8.1)	(15.6)
Impairment, restructuring and other operating charges	(3.9)	(85.9)	(5.8)	(89.5)
Operating income	€178.0	€52.3	€340.1	€179.0

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions
UPC Europe:
The Netherlands	€32.0	€16.6	€58.6	€42.1
Switzerland	37.6	48.8	77.3	102.9
Other Western Europe	34.5	47.2	67.0	89.8
Total Western Europe	104.1	112.6	202.9	234.8
Central and Eastern Europe	43.3	61.2	78.6	106.4
Central operations	11.0	11.1	33.0	30.8
Total UPC Europe	158.4	184.9	314.5	372.0
VTR (Chile)	47.4	33.0	77.6	66.4
Total UPC Holding	€205.8	€217.9	€392.1	€438.4

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at June 30, 2010, March 31, 2010, and June 30, 2009:

	June 30, 2010	March 31, 2010	June 30, 2009	Q2’10 / Q1’10 (% Change)	Q2’10 / Q2’09 (% Change)
Total Customers
UPC Europe	8,935,800	9,019,400	9,164,400	(0.9)%	(2.5)%
VTR	1,066,200	1,050,700	1,038,800	1.5%	2.6%
UPC Holding	10,002,000	10,070,100	10,203,200	(0.7)%	(2.0)%

Total Single-Play Customers	5,959,600	6,103,800	6,530,500	(2.4)%	(8.7)%
Total Double-Play Customers	1,883,700	1,870,100	1,758,500	0.7%	7.1%
Total Triple-Play Customers	2,158,700	2,096,200	1,914,200	3.0%	12.8%

% Double-Play Customers
UPC Europe	18.4%	18.2%	16.8%	1.1%	9.5%
VTR	22.2%	22.1%	20.8%	0.5%	6.7%
UPC Holding	18.8%	18.6%	17.2%	1.1%	9.3%

% Triple-Play Customers
UPC Europe	19.2%	18.3%	16.1%	4.9%	19.3%
VTR	41.8%	42.1%	42.1%	(0.7)%	(0.7)%
UPC Holding	21.6%	20.8%	18.8%	3.8%	14.9%

RGUs per Customer Relationship
UPC Europe	1.57	1.55	1.49	1.3%	5.4%
VTR	2.06	2.06	2.05	0.0%	0.5%
UPC Holding	1.62	1.60	1.55	1.3%	4.5%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(1) for the indicated periods:

	Three months ended June 30,					FX Neutral
	2010		2009		% Change	% Change(2)
UPC Europe		€25.34		€23.50	7.8%	4.5%
VTR	CLP	29,112	CLP	28,727	1.3%	1.3%
UPC Holding		€27.21		€24.89	9.3%	4.3%

(1)          ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

(2)          FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

Operating Data Table

	Operating Data — June 30, 2010 - UPC Holding Consolidated
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	2,777,300	2,620,500	1,933,600	3,405,100	1,102,700	828,200	—	—	1,930,900	2,659,800	794,800	2,630,500	679,400
Switzerland(13)	2,016,600	1,702,500	1,576,000	2,353,200	1,124,400	414,600	—	—	1,539,000	2,072,700	496,200	2,072,700	318,000
Austria	1,164,500	1,164,500	709,600	1,271,300	280,600	250,300	—	—	530,900	1,164,500	433,600	1,164,500	306,800
Ireland	878,000	621,000	531,200	742,400	126,800	298,400	—	69,500	494,700	621,000	170,000	544,000	77,700
Total Western Europe	6,836,400	6,108,500	4,750,400	7,772,000	2,634,500	1,791,500	—	69,500	4,495,500	6,518,000	1,894,600	6,411,700	1,381,900
Hungary	1,240,800	1,226,300	881,200	1,382,100	382,400	207,500	179,500	—	769,400	1,226,300	350,400	1,228,700	262,300
Romania	2,068,500	1,626,400	1,178,600	1,589,400	737,100	254,000	187,400	—	1,178,500	1,626,400	263,500	1,564,500	147,400
Poland	2,033,000	1,890,400	1,085,300	1,707,800	718,900	295,000	—	—	1,013,900	1,890,400	485,200	1,890,000	208,700
Czech Republic	1,321,800	1,212,000	767,900	1,199,900	133,500	397,200	94,900	—	625,600	1,212,000	392,200	1,207,900	182,100
Slovakia	492,400	438,500	272,400	358,400	154,500	73,700	31,200	3,200	262,600	401,300	65,500	401,300	30,300
Total Central & Eastern Europe	7,156,500	6,393,600	4,185,400	6,237,600	2,126,400	1,227,400	493,000	3,200	3,850,000	6,356,400	1,556,800	6,292,400	830,800
Total UPC Europe	13,992,900	12,502,100	8,935,800	14,009,600	4,760,900	3,018,900	493,000	72,700	8,345,500	12,874,400	3,451,400	12,704,100	2,212,700

VTR (Chile)	2,627,500	1,978,200	1,066,200	2,194,100	328,700	570,200	—	—	898,900	1,978,200	676,200	1,966,800	619,000

Total UPC Holding	16,620,400	14,480,300	10,002,000	16,203,700	5,089,600	3,589,100	493,000	72,700	9,244,400	14,852,600	4,127,600	14,670,900	2,831,700

	Subscriber Variance Table — June 30, 2010 vs. March 31, 2010 - UPC Holding Consolidated
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	7,800	7,000	(10,700)	38,300	(46,900)	36,300	—	—	(10,600)	7,300	23,300	7,300	25,600
Switzerland(13)	13,300	3,300	(3,500)	6,300	(20,300)	17,600	—	—	(2,700)	9,500	3,400	9,500	5,600
Austria	2,500	2,500	(2,700)	9,900	(11,900)	9,300	—	—	(2,600)	2,500	3,000	2,500	9,500
Ireland	4,300	15,900	(2,700)	13,900	(11,700)	9,400	—	(2,600)	(4,900)	15,900	10,000	22,700	8,800
Total Western Europe	27,900	28,700	(19,600)	68,400	(90,800)	72,600	—	(2,600)	(20,800)	35,200	39,700	42,000	49,500
Hungary	3,900	3,700	(9,800)	(3,500)	(29,300)	21,800	(4,000)	—	(11,500)	3,700	4,000	3,600	4,000
Romania	100	(116,700)	(40,700)	(54,400)	(54,000)	8,400	4,800	—	(40,800)	8,700	(7,900)	8,600	(5,700)
Poland	6,300	11,900	(2,000)	20,600	(30,200)	31,000	—	—	800	11,900	10,100	11,800	9,700
Czech Republic	2,800	2,800	(6,700)	15,300	(9,300)	9,200	(4,500)	—	(4,600)	2,800	13,200	2,800	6,700
Slovakia	500	400	(4,800)	(2,200)	(11,900)	6,300	200	(300)	(5,700)	900	1,900	900	1,600
Total Central & Eastern Europe	13,600	(97,900)	(64,000)	(24,200)	(134,700)	76,700	(3,500)	(300)	(61,800)	28,000	21,300	27,700	16,300
Total UPC Europe	41,500	(69,200)	(83,600)	44,200	(225,500)	149,300	(3,500)	(2,900)	(82,600)	63,200	61,000	69,700	65,800

VTR (Chile)	36,700	35,100	15,500	26,800	(20,300)	25,700	—	—	5,400	35,100	22,300	36,000	(900)

Total UPC Holding	78,200	(34,100)	(68,100)	71,000	(245,800)	175,000	(3,500)	(2,900)	(77,200)	98,300	83,300	105,700	64,900

ORGANIC CHANGE SUMMARY:
UPC Europe	32,800	55,300	(87,100)	40,700	(229,000)	149,300	(3,500)	(2,900)	(86,100)	62,400	61,000	69,700	65,800
VTR (Chile)	36,700	35,100	15,500	26,800	(20,300)	25,700	—	—	5,400	35,100	22,300	36,000	(900)
Total Organic Change	69,500	90,400	(71,600)	67,500	(249,300)	175,000	(3,500)	(2,900)	(80,700)	97,500	83,300	105,700	64,900

ADJUSTMENTS:
Acq. - Wicab AG Netz (Switzerland)	2,700	—	2,700	2,700	2,700	—	—	—	2,700	—	—	—	—
Acq. - Broadworks (Ireland)	5,800	—	800	800	800	—	—	—	800	—	—	—	—
Romania adjustment	—	(125,300)	—	—	—	—	—	—	—	—	—	—	—
Ireland adjustment	200	800	—	—	—	—	—	—	—	800	—	—	—
Net adjustments	8,700	(124,500)	3,500	3,500	3,500	—	—	—	3,500	800	—	—	—

Total Net Adds (Reductions)	78,200	(34,100)	(68,100)	71,000	(245,800)	175,000	(3,500)	(2,900)	(77,200)	98,300	83,300	105,700	64,900

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 428,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 36,100 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.
(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 80,000 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 54,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At June 30, 2010, Cablecom’s partner networks account for 108,200 Customer Relationships, 157,300 RGUs, 71,600 Digital Cable Subscribers, 370,200 Internet and Telephony Homes Serviceable, 51,900 Internet Subscribers, and 33,800 Telephony Subscribers. In addition, partner networks account for 475,200 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2010 subscriber table.

Additional General Notes to Tables:

With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary and Romania.

We generally do not count customers of these services as subscribers, customers or RGUs. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.